Black Hills Corp. Reports First Quarter 2021 Results and Reaffirms Guidance

RAPID CITY, S.D. — May 4, 2021 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter of 2021. Net income and Net income, as adjusted (non-GAAP) for the first quarter of 2021 compared to the first quarter of 2020 were:

	Three Months Ended March 31,
	2021		2020
(in millions, except per share amounts)	Income	EPS	Income	EPS
GAAP:
Net income	$96.3	$1.54	$93.2	$1.51

Non-GAAP:
Net income, as adjusted *	$96.3	$1.54	$98.4	$1.59
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“The first quarter will be remembered for Winter Storm Uri and its historic impacts,” said Linn Evans, president and CEO of Black Hills Corp. “When Uri disrupted our industry and millions of lives across the United States, we kept our customers safe with reliable and uninterrupted service throughout the storm. Our team and infrastructure performed remarkably well to serve the extraordinary demand during dangerous and historic cold conditions. This storm highlighted the critical need for safe and reliable gas utilities and firm generation capacity, affirming our customer-focused strategy and capital plan.

“Solid financial performance during the quarter was overshadowed by a $0.15 per share adverse impact from Winter Storm Uri, resulting primarily from certain non-recoverable fuel costs related to the storm. Results benefited from new recovery on investments and colder weather, partially offset by increased share count due to equity issued in February 2020.

“We made excellent progress on our strategic initiatives, advancing our renewable energy strategy in Colorado and executing on our capital investment plan. We also received the final order for our Nebraska rate review and we’ve had constructive discussions with all of our states regarding recovery of the incremental costs related to Winter Storm Uri.

“We are reaffirming our 2021 and 2022 earnings guidance and five-year capital plan of more than $3 billion,” continued Evans. “We immediately implemented cash and expense management programs in response to the financial challenges posed by storm Uri and our business fundamentals and outlook remains strong. We remain confident in our strategy and opportunities ahead as we target 5% to 7% earnings growth beyond 2022.”

FIRST QUARTER 2021 HIGHLIGHTS AND UPDATES

Winter Storm Uri Impacts

•In mid-February, Black Hills’ service territories, and much of the United States, were impacted by Winter Storm Uri, which brought snow, ice and an extended period of extreme and historic cold temperatures. The breadth and extended nature of this weather event caused disruptions in energy supply chains and power generation, resulting in unforeseeable and unprecedented market prices for natural gas and electricity. The following table summarizes these impacts:

	(in millions)	After-tax
	Pre-tax Impact	EPS Impact
Balance Sheet
Regulatory asset for utility fuel costs	$558.8

Income Statement
Wholesale power margin sharing	$3.2
Term loan interest expense	0.7
Power Generation storm benefit	(1.7)
Black Hills Energy Services fuel cost	8.2
Regulated utility fuel costs	2.1
Total income statement impacts*	$12.5	$0.15

Total Winter Storm Uri costs	$571.3

* Company expects opportunities in 2021 to mitigate impacts through cost management and regulatory actions.

•On Feb. 24, Black Hills entered into an $800 million unsecured term loan to provide additional liquidity due to the impacts from Winter Storm Uri. The term loan matures Nov. 24, 2021, and carries an interest rate based on LIBOR plus 75 basis points. The term loan was paid down by $200 million prior to quarter end.

Electric Utilities

•On Feb. 19, Colorado Electric entered into a power purchase agreement to purchase up to 200 megawatts of renewable energy upon construction of a new solar facility, which is expected to be completed by the end of 2023. This agreement extends for 15 years after construction completion. With the addition of 200 megawatts of solar energy on its system, more than half of Colorado Electric’s generation is forecasted to be sourced from renewable energy resources by 2023, leading to an estimated 70% reduction in carbon emissions by 2024 compared to a 2005 baseline.

•On Feb. 11, in the midst of Winter Storm Uri, South Dakota Electric set a new winter peak load of 326 megawatts, surpassing the previous winter peak of 320 megawatts set in February 2019.

Gas Utilities

•On Jan. 26, Nebraska Gas received approval from the Nebraska Public Service Commission to consolidate rate schedules into a new, single statewide structure and recover significant infrastructure investments in its 13,000-mile natural gas pipeline system. Final rates were effective March 1, and are expected to generate $6.5 million in new annual revenue with a capital structure of 50% equity and 50% debt and an authorized return on equity of 9.5%. The approval also includes an extension of the System Safety and Integrity Rider for five years and an expansion of this mechanism across its consolidated jurisdictions.

•On Sept. 11, 2020, Colorado Gas filed a rate review with the Colorado Public Utilities Commission, which was ultimately dismissed. Black Hills plans to file a new rate review in the second quarter of this year.

•On Sept. 11, 2020, Colorado Gas filed a system safety and integrity rider proposal with the Colorado commission that would recover safety and integrity focused investments in its system for five years. A decision from the commission is expected by mid-2021.

Corporate

•On April 26, Black Hills’ board of directors approved a quarterly dividend of $0.565 per share payable on June 1, 2021, to shareholders of record at the close of business on May 18, 2021.

2021 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2021 earnings per share available for common stock in the range of $3.80 to $4.00, based on the following updated assumptions:

•Normal weather conditions within our utility service territories, including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program in 2021;
•No material net impact from COVID-19; and
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs.

2022 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2022 earnings per share available for common stock in a range of $3.95 to $4.15, based on the following updated assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021 and $600 million in 2022; and
•Equity issuance of $100 million to $120 million in 2021 and $60 million to $80 million in 2022 through the at-the-market equity offering program; and
•Constructive regulatory outcomes related to recovery of incremental Winter Storm Uri costs.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2021	2020
	(in millions)
Adjusted operating income (a):
Electric Utilities (b) (c)	$21.8	$35.7
Gas Utilities	102.1	102.9
Power Generation	14.3	11.3
Mining	3.3	3.1
Corporate and Other	(3.1)	0.2
Operating income	138.3	153.2

Interest expense, net	(37.6)	(35.5)
Impairment of investment	—	(6.9)
Other income (expense), net	0.3	2.4
Income tax benefit (expense) (b)	(0.5)	(16.0)
Net income	100.5	97.2
Net income attributable to noncontrolling interest	(4.2)	(4.1)
Net income available for common stock	$96.3	$93.2

(a)    Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.
(b)    In February 2021, Colorado Electric delivered $9.3 million of TCJA-related bill credits to its customers. These bill credits, which resulted in a reduction in revenue were offset by a reduction in income tax expense and resulted in a minimal impact to Net Income.
(c)    As a result of Winter Storm Uri, our Electric Utilities incurred a $3.2 million negative impact to our regulated wholesale power margins due to higher fuel costs and $2.1 million of incremental fuel costs that are not recoverable through our fuel cost recovery mechanisms. We expect opportunities in 2021 to mitigate these impacts through cost management and regulatory actions.

	Three Months Ended March 31,
	2021	2020
Weighted average common shares outstanding (in thousands):
Basic	62,633	61,778
Diluted	62,691	61,856

Earnings per share:
Earnings Per Share, Basic	$1.54	$1.51
Earnings Per Share, Diluted	$1.54	$1.51

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, May 5, 2021, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 5684629 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended March 31,
(In millions, except per share amounts)	2021		2020
(after-tax)	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$96.3	$1.54	$93.2	$1.51
Adjustments:
Impairment of investment		—	6.9	0.11
Total adjustments	—	—	6.9	0.11

Tax on Adjustments:
Impairment of investment	—	—	(1.6)	(0.03)
Total tax on adjustments	—	—	(1.6)	(0.03)

Rounding			(0.1)	—
Adjustments, net of tax	—	—	5.2	0.08

Net income available for common stock, as adjusted (non-GAAP)	$96.3	$1.54	$98.4	$1.59

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three months ended March 31, 2021 and 2020 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$95.3	$109.7	$(14.4)

Operations and maintenance	48.6	50.5	(1.9)
Depreciation and amortization	24.9	23.5	1.4
Adjusted operating income	$21.8	$35.7	$(13.9)

	Three Months Ended March 31,
Operating Statistics	2021	2020
Quantities Sold (MWh):
Retail Sales	1,340,474	1,364,489
Contract Wholesale	156,995	131,778
Off-system/Power Marketing Wholesale	127,583	165,785
Total energy sold	1,625,052	1,662,052

Contracted generated facilities availability by fuel type:
Coal	83.7%	90.8%
Natural Gas and diesel oil	87.6%	83.5%
Wind	93.5%	99.0%
Total availability	87.2%	87.1%

Wind capacity factor	43.1%	45.6%

First Quarter 2021 Compared with First Quarter 2020

Gross margin decreased as a result of:

(in millions)
TCJA-related bill credits (a)	$(9.3)
Winter Storm Uri impacts (b)	(5.3)
Mark-to-market on wholesale energy contracts	(2.9)
Rider recovery	1.3
Weather (c)	1.1
Residential customer growth	0.3
Other	0.4
Total change in Gross margin (non-GAAP)	$(14.4)
________________
(a)    In February 2021, Colorado Electric delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net Income.
(b)    As a result of Winter Storm Uri, our Electric Utilities incurred a $3.2 million negative impact to our regulated wholesale power margins due to higher fuel costs and $2.1 million of incremental fuel costs that are not recoverable through our fuel cost recovery mechanisms.
(c) Heating degree days at the Electric Utilities for the three months ended March 31, 2021 were 4% higher than normal compared to 4% lower than normal in the same period in the prior year.

Operations and maintenance expense decreased primarily due to prior year expenses related to the municipalization efforts in Pueblo, Colorado.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Gas Utilities

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Gross margin (non-GAAP)	$209.5	$205.4	$4.1

Operations and maintenance	82.2	77.3	4.9
Depreciation and amortization	25.2	25.2	—
Adjusted operating income	$102.1	$102.9	$(0.8)

	Three Months Ended March 31,
Operating Statistics	2021	2020
Quantities Sold and Transported (Dth):
Total gas sales	45,279,348	42,126,650
Total transport and transmission volumes	45,314,438	45,055,507

First Quarter 2021 Compared with First Quarter 2020

Gross margin increased as a result of:

(in millions)
New rates	$9.2
Weather (a)	7.5
Black Hills Energy Services Winter Storm Uri costs (b)	(8.2)
Non-utility Gas Supply Services	(1.2)
Mark-to-market on non-utility natural gas commodity contracts	(0.4)
Other	(2.8)
Total increase in Gross margin (non-GAAP)	$4.1
____________________
(a) Heating degree days at the Gas Utilities for the three months ended March 31, 2021, were 3% higher than normal compared to 6% lower than normal in the same period in the prior year.
(b)    Black Hills Energy Services offers fixed contract pricing for non-regulated gas supply services to our regulated natural gas customers. The increased cost of natural gas sold during Winter Storm Uri is not recoverable through a regulatory mechanism.

Operations and maintenance expense increased primarily due to $5.5 million of higher employee related costs and outside services expenses driven by higher headcount and higher stock compensation expense related to market performance partially offset by $1.0 million of lower travel and training expenses.

Depreciation and amortization was comparable to the same period in the prior year due to lower depreciation rates approved in the Nebraska Gas and Colorado Gas rate reviews mostly offset by increased depreciation due to a higher asset base driven by prior year capital expenditures.

Power Generation

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$29.2	$26.0	$3.2

Fuel expense	2.7	2.3	0.4
Operations and maintenance	7.4	7.0	0.4
Depreciation and amortization	4.9	5.3	(0.4)
Adjusted operating income	$14.3	$11.3	$3.0

	Three Months Ended March 31,
Operating Statistics	2021	2020
Contracted generating facilities availability by fuel type:
Coal	97.0%	89.3%
Natural gas	98.6%	99.5%
Wind	94.2%	99.3%
Total availability	96.7%	97.8%

Wind capacity factor	32.6%	30.4%

First Quarter 2021 Compared with First Quarter 2020

Operating income increased $1.7 million due to Winter Storm Uri’s favorable impact to Black Hills Wyoming under the economy energy power sales agreement. Revenue also increased due to higher MWh sold at Wygen I driven by a prior year planned outage.

Mining

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$14.7	$15.2	$(0.5)

Operations and maintenance	9.2	9.8	(0.6)
Depreciation, depletion and amortization	2.2	2.3	(0.1)
Adjusted operating income	$3.3	$3.1	$0.2

	Three Months Ended March 31,
Operating Statistics	2021	2020
	(in thousands)
Tons of coal sold	875	896
Cubic yards of overburden moved	1,822	2,267

Revenue per ton	$16.09	$16.08

First Quarter 2021 Compared with First Quarter 2020

Adjusted operating income was comparable to the same period in the prior year.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Adjusted operating income (loss)	$(3.1)	$0.2	$(3.3)

First Quarter 2021 Compared with First Quarter 2020

The variance in Adjusted operating income (loss) was primarily due to a prior year favorable true-up of employee costs which was allocated to our subsidiaries in the current year. This allocation was offset in our reportable segments and had no impact to consolidated results.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended March 31,		Variance
	2021	2020	2021 vs. 2020
	(in millions)
Interest expense, net	$(37.6)	$(35.5)	$(2.1)
Impairment of investment	—	(6.9)	6.9
Other income (expense), net	0.3	2.4	(2.1)
Income tax benefit (expense)	(0.5)	(16.0)	15.5

First Quarter 2021 Compared with First Quarter 2020

Interest Expense

The increase in Interest expense, net was due to higher debt balances driven by the February 2021 term loan and the June 2020 senior unsecured notes partially offset by lower interest rates.

Impairment of Investment

In the prior year, we recorded a pre-tax non-cash write-down of $6.9 million in our investment in equity securities of a privately held oil and gas company. The impairment was triggered by continued adverse changes in future natural gas prices and liquidity concerns at the privately held oil and gas company.

Other Income (Expense)

The decrease in Other income for the three months ended March 31, 2021, was primarily due to prior year credits for our non-qualified benefit plan driven by market performance on plan assets.

Income Tax Benefit (Expense)

For the three months ended March 31, 2021, the effective tax rate was 0.5% compared to 14.1% for the same period in 2020. The lower effective tax rate is primarily due to $7.6 million of increased tax benefits from Colorado Electric’s TCJA-related bill credits to customers (which is offset by reduced revenue), $1.5 million of increased tax benefits from amortization of excess deferred income taxes and $1.3 million of increased tax benefits from federal production tax credits associated with new wind assets.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This presentation includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2021 and 2022 earnings guidance and long-term growth targets. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2020 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance and growth targets are based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2021	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Inter-Company Eliminations	Total
	(in millions)
Revenue	$220.6	$400.9	$4.7	$7.2	$—	$—	$633.4
Intercompany revenue	6.8	1.6	24.5	7.4	89.7	(130.0)	—
Fuel, purchased power and cost of gas sold	132.1	193.1	2.7	—	—	(34.6)	293.1
Gross margin (non-GAAP)	95.3	209.5	26.5	14.7	89.7	(95.4)	340.3

Operations and maintenance	48.6	82.2	7.4	9.2	76.2	(78.8)	144.7
Depreciation, depletion and amortization	24.9	25.2	4.9	2.2	6.5	(6.4)	57.3
Adjusted operating income (loss)	21.8	102.1	14.3	3.3	7.1	(10.2)	138.3

Interest expense, net							(37.6)
Impairment of investment							—
Other income (expense), net							0.3
Income tax benefit (expense)							(0.5)
Net income (loss)							100.5
Net income attributable to noncontrolling interest							(4.2)
Net income (loss) available for common stock							$96.3

	Consolidating Income Statement
Three Months Ended March 31, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Inter-Company Eliminations	Total
	(in millions)
Revenue	$167.7	$360.0	$2.3	$7.0	$—	$—	$537.1
Intercompany revenue	6.4	0.8	23.7	8.2	87.6	(126.6)	—
Fuel, purchased power and cost of gas sold	64.5	155.4	2.3	—	—	(34.2)	187.9
Gross margin (non-GAAP)	109.7	205.4	23.7	15.2	87.6	(92.4)	349.2

Operations and maintenance	50.5	77.3	7.0	9.8	73.5	(78.6)	139.6
Depreciation, depletion and amortization	23.5	25.2	5.3	2.3	6.2	(6.1)	56.4
Adjusted operating income (loss)	35.7	102.9	11.3	3.1	7.9	(7.7)	153.2

Interest expense, net							(35.5)
Impairment of investment							(6.9)
Other income (expense), net							2.4
Income tax benefit (expense)							(16.0)
Net income (loss)							97.2
Net income attributable to noncontrolling interest							(4.1)
Net income (loss) available for common stock							$93.2

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
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